Exhibit 99.1

Starco Brands to Acquire Clean Beauty Brand Skylar

Inventor of Consumer Products that 'Change Behavior' to Apply Winning Formula to Skylar's Pioneering Hypoallergenic and Safe for Sensitive Skin fragrance brand

SANTA MONICA, Calif., Jan. 5, 2023 /PRNewswire/ -- Starco Brands (OTCQB: STCB), inventor of consumer products with behavior-changing technologies, has entered into a definitive agreement to acquire Skylar, maker of fragrances that are hypoallergenic and safe for sensitive skin.

"We are so happy to welcome Skylar to the Starco Brands family.  Cat Chen and her team have done an incredible job pioneering and building a ground-breaking, clean, beautiful, premium, incredibly well-scented, and recyclable  fragrance brand that most thought impossible just a few short years ago.  With a strong retail, DTC and subscription business, we look forward to working with Cat and her team to take Skylar to the next level and build the next industry power brand," said Ross Sklar, Starco Brands' founder and CEO.

"At Starco Brands, we invent and commercialize products that change behavior and spark excitement.   We look forward to building upon the clean fragrance platform to introduce new, breakthrough products.  With strong partners like Sephora and Nordstrom by our side, we know Skylar is well positioned to be the future of fragrance," added Sklar.

California-inspired Skylar is a trailblazer in the clean fragrance space.  With Eau de Parfums that have quickly attracted a loyal following, the company challenges the notoriously lenient disclosure requirements of the industry, by employing a strict ingredient policy with 100% transparency.  Free of toxic chemicals and made with sustainable ingredients, Skylar is 100% vegan, cruelty-free, and hypoallergenic.

"I've always been attracted to the beauty of fragrance.  When I found that my newborn daughter was allergic to traditional fragrance, I set out to create a line that was as safe as much as it was aspirational.  I'm incredibly proud of the clean fragrance brand we've built, as we set out to completely disrupt the $50B perfume market.  I look forward to leveraging the Starco Brands infrastructure to continue that disruption and take the brand to new heights," said Skylar Founder Cat Chen.

Under terms of the deal, Skylar will operate as a separate business unit within Starco Brands, continuing to be led by Cat Chen.

Skylar is yet another milestone for the company, as it continues on its path to invent and acquire behavior changing technologies and brands.

Starco Brands acquired Art of Sport, the athlete-inspired personal care brand co-founded by Kobe Bryant, in September 2022.  The company has embarked on an aggressive growth plan, with 2023 seeing Art of Sport launch a number of products and expand into new consumer categories.

In December 2021, Starco Brands launched Whipshots, one of the most innovative products ever to hit the spirits industry. Hailed as one of the year's most significant consumer product launches, the vodka-infused whipped cream combines delectable flavors, cutting-edge creative direction, and a world-class celebrity and influencer partnership with global artist Cardi B.

Proskauer Rose LLP represented Starco Brands in the transaction.  Russ August & Kabat represented Skyler in the transaction.  Lincoln International acted as financial advisor to Skylar.

About Skylar

Founded in April 2017 by Taiwanese American, Cat Chen after her infant daughter experienced allergic reactions to her everyday fragrance. Skylar is creating a whole new world of clean fragrance with dreamy nature-inspired scents that are hypoallergenic, safe for sensitive skin, vegan, and cruelty-free. Skylar's mission is to make everyone feel beautiful, confident, and safe in their own skin.

About Starco Brands

Starco Brands (OTCQB: STCB) invents consumer products with behavior-changing technologies that spark excitement in the everyday. Today, its disruptive brands include: Whipshots, bringing the fun back to a stagnant alcohol category with the only alcohol-infused whipped cream in the market; Art of Sport, a premium body care brand designed for athletes; Breathe, the first-ever air-powered aerosol cleaning line that meets the Environmental Protection Agency's Safer Choice criteria; and Winona Popcorn Spray, bringing home the movie-going experience with the first indulgent theater-popcorn taste powered by air. A modern-day invention factory to its core, Starco Brands identifies whitespaces across consumer product categories. It draws upon a portfolio of innovative formulas and commercial manufacturing facilities spanning 8 product categories with limitless innovation potential. Starco Brands publicly trades on the OTCQB stock exchange, so retail investors can invest in STCB alongside accredited individuals and institutions. Visit www.starcobrands.com for more information.

Media Contact:
Ariel Moses l Rogers & Cowan PMK
Ariel.Moses@rogersandcowanpmk.com